STOCK PURCHASE AGREEMENT

                                     between

                                 RATIONALE, INC.

                                       and

                              FINITY HOLDINGS INC.

                                  June 1, 2001

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This is a Stock Purchase Agreement dated as of June 1, 2001 (the "Agreement") between and among (i) Rationale, Inc. ("Purchaser"), a Nevada corporation and (ii) Finity Holdings Inc. (the "Shareholder"), a Delaware corporation and sole shareholder of Finity Corporation ("Finity"), a Texas corporation and Fi-Scrip, Incorporated ("Fi-Scrip"), a Nevada corporation (Finity and Fi-Scrip each singularly a "Company" and collectively the "Companies").

                                    RECITALS
                                    --------

     A. Finity and Fi-Scrip provide processing and document retention and installation of data receipt machines, respectively, for all types of cash and credit transaction cards (the "Business"), and the Companies maintain their principal offices at 1157 North Fifth Street, Abilene, Texas 79601.

     B. The Shareholder owns 100% of the issued and outstanding shares of the capital stock of each of the Companies, respectively (the "Shares").

     C. The Shareholder wishes to sell, and the Purchaser wishes to purchase, all of the Shares pursuant to the terms and conditions of this Agreement.

     D. This Agreement is the definitive acquisition agreement and supersedes any prior understandings, agreements or undertakings between the parties hereto.

     NOW, THEREFORE, in consideration of the mutual benefits and covenants of the parties set forth in this Agreement, the parties hereby agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE
                                -----------------

         1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Shareholder hereby agrees to sell, transfer and deliver the Shares to the Purchaser, and the Purchaser hereby agrees to purchase the Shares from the Shareholder.

         1.2 Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be Two Hundred Thousand Dollars ($200,000) to be paid to the Shareholder by a non-negotiable promissory note in the form attached as Annex A and due on the October 1, 2001 (the "Note").

         1.3. Interest. Interest on the Note and the Convertible Notes (as defined in Section 2.2(a)(vi)) shall accrue at a rate as set forth in the Note and the Convertible Notes from the date of the Closing until the applicable payment date. All accrued but unpaid interest earned on the Note and the Convertible Notes shall be paid pursuant to the terms of the Note and the Convertible Notes, respectively. If there are offsets against the Purchase Price for any reason, the accrued interest will be adjusted accordingly to reflect such reduction or increase pursuant to the terms of the Note and the Convertible Notes.

         1.4 Right of Offset. In addition to any other rights and remedies, the Purchaser may offset any amounts owed by the Shareholder to the Purchaser against any amounts owed by either the Purchaser or the Companies to the Shareholder including, without limitation, any amounts owed to the Shareholder pursuant to this Agreement, the Note, the Convertible Notes, the Noncompetition Agreement (as defined in Sections 2.2(a)(vi)).

         1.5      Election Under IRC ss.338(h)(10)

     (a) If the Purchaser determines that the election provided for by Section 338(h)(10) of the Code and Temp. Reg. ss.338(h)(10)-lT and any comparable election required under applicable state law (collectively, the "Election") with respect to the sale of the Shares is in the best interest of the Purchaser, no later than the 15th day of the ninth month after the Closing Date, but subject to 30 days' prior written notice by the Purchaser, the Shareholder shall join with the Purchaser in making the Election; and each party shall provide the other all necessary information to permit the Election to be made. As promptly as practicable after the Purchaser notifies the Shareholder of its decision to make the Election, the Purchaser, the Shareholder and the Companies (collectively the "Parties") shall take, or cause to be taken, all action and file, or cause to be filed, all documents necessary or desirable to effect and preserve a timely Election. The Shareholder shall cause the Company to include any income, gain, loss, deduction or other tax item resulting from the Election on its Returns and the Returns of the Shareholder for periods ending on or before the date of Closing attributable to the making of the Election all as described in Temp. Reg. ss.1.338(h)(10)- lT(d) and the Treasury Regulations referenced therein. The Shareholder shall indemnify the Purchaser and the Companies against any adverse consequences arising out of any failure of the Companies or the Shareholder to pay any such taxes. If Parties make a Section 338 (h)(10) election and it results in the Shareholder having to pay additional Federal Income Tax on its 2001 Federal Income Tax Return, the Purchaser shall indemnify Shareholder for such additional taxes. It is understood by the Parties that any adverse effect caused by the use of Net Operating Losses of the Shareholder or members of its Consolidated Group shall not be indemnified by Purchaser.

     (b) In connection with the Election, the Parties shall cooperate in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of the Shares within the meaning of Treas. Reg. ss.1.338(b)-1(c) and (ii) determine and agree upon the proper allocations (the "Allocations") of the "adjusted grossed-up basis" of the Stock among the assets of the Companies in accordance with IRC ss.1.338(b)-1(5) of the Code and Treas. Reg. ss.1.338(b)-2T and ss.1.338(b)-3T promulgated thereunder (it being understood, however, that such determination and/or agreement by the Parties is not a condition to the obligation of a Party to consummate the transactions contemplated by this agreement). The calculations of the "adjusted grossed-up basis" and the Allocations shall not include respective legal, accounting or other fees or costs incurred by the Parties as a result of the transactions contemplated by this agreement (the "Transaction Costs").

     (c) Subject to such limitations under the Code or applicable Treasury Regulations as may be applicable, the Shareholder shall cause the Companies to calculate the gain or loss, if any, resulting from the Election in a manner consistent with the Allocations. The Shareholder shall cause the Companies not to take any position inconsistent with the Election or the Allocations in connection with any Return for any taxable period ending on or before the date of Closing; provided, however, the Shareholder may allow the Companies to take into account its Transaction Costs when calculating such gain or loss. The Purchaser shall allocate the "adjusted grossed-up basis" of the Shares among the assets of the Companies in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or any Allocations in any Return; provided, however, the Purchaser may add its Transaction Costs to the "adjusted grossed-up basis" of the Shares for purposes of the Allocations.

                                    ARTICLE 2

                                   THE CLOSING
                                   -----------

     2.1 Closing. The closing of the transactions contemplated by this Agreement shall take place at 11:00 a.m. Eastern Standard Time, on June 1, 2001, at the Cincinnati, Ohio offices of Frost

Brown Todd LLC or at such other date, place and time as the parties may hereafter agree (the "Closing").

2.2    Deliveries at the Closing.
       --------------------------

     (a)  The Shareholder shall deliver to the Purchaser:

          (i) Certificate(s) representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank, and any documents that are necessary to transfer to the Purchaser good and marketable title to the Shares;

          (ii) The stock register, minute books, corporate seals, books, employee records and other records of the Companies;

          (iii) Resignation(s) of the directors and officers from their positions as directors and/or officers of the Companies;

          (iv) A non-negotiable convertible promissory note in the form attached as Annex B made by Finity to CNG Financial Corporation in the amount of One Million Thirty-Two Thousand Four Hundred One Dollars and Ninety-Nine Cents ($1,032,401.99) due on the fifth anniversary of the Closing (the "Finity Note");

          (v) A non-negotiable convertible promissory note in the form attached as Annex C made by Fi-Scrip to CNG Financial Corporation in the amount of Two Hundred Eight-Five Thousand Dollars ($285,000) due on the fifth anniversary of the Closing (the "Fi-Scrip Note"; the Finity Note and the Fi-Scrip note are collectively the "Convertible Notes");

          (vi) The Noncompetition, Non-Solicitation and Confidentiality Agreement (the "Noncompetition Agreement") between the Purchaser, the Companies, the Shareholder and its affiliates, and CNG Financial Corporation in the form attached hereto as Annex D;

          (vii) A tax indemnity agreement (the "Tax Indemnity Agreement") between the Companies and the Shareholder and its affiliates, in the form attached hereto as Annex E; (viii) A release of claims (the "Release of Claims") between the Companies, the Shareholder and its affiliates, and CNG Financial Corporation in the form attached hereto as Annex F;
                                  --------

          (ix) A processing agreement (the "Processing Agreement") between Finity and CNG, in the form attached hereto as Annex G;
                                                              --------

          (x) All duly executed consents, authorizations, orders or approvals of any public body or authority or third party which are required for the consummation of the transactions contemplated by this Agreement;

          (xi) Evidence in the form reasonably satisfactory to the Purchaser that Finity has received written consent from PaySys International, Inc. ("PaySys") to the transfer of control of Finity as required by Section 16 of the relevant PaySys Software Product License Agreements between PaySys and Finity or its predecessor, First Independent Computers, Inc.;

          (xii) Evidence in the form reasonably satisfactory to the Purchaser that the holders of the issued and outstanding voting stock of the Shareholder approved this Agreement pursuant to the requirements of the Delaware General Corporation Law and the Articles of Incorporation and Bylaws of the Shareholder;

          (xiii) An opinion of Squire, Sanders & Dempsey L.L.P. dated the date of the Closing, in the form of Annex H;
                                              --------

          (xiv) Evidence in the form reasonably satisfactory to the Purchaser that all encumbrances on the Shares and the Companies' assets, whether real or personal have been released;

          (xv) Evidence in the form reasonably satisfactory to the Purchaser that the Shareholder has (i) caused to be paid in full any debt owed by the Shareholder to the Companies; (xvi) Evidence in the form reasonably satisfactory to the Purchaser that there is no pending or threatened litigation or governmental or judicial decree or order prohibiting the consummation of this Agreement or the transactions contemplated hereby;

          (xvii) Evidence in the form reasonably satisfactory to the Purchaser that the Shareholder has taken all appropriate corporate action to cease, effective upon the Closing, all benefit accruals under and terminate any of the Companies' employee benefit plans; and

          (xviii) Evidence in the form reasonably satisfactory to the Purchaser that the Shareholder has paid all fees and expenses to any broker or finder in connection with the transactions contemplated in this Agreement.

     (b)  The Purchaser shall deliver to the Shareholder:

          (i)  The Purchase Price in accordance with the provisions of Section
                                                                       -------
               1.2;
               -----

          (ii) Evidence in the form reasonably satisfactory to the Shareholder that the Purchaser has paid One Million Dollars ($1,000,000) to the Companies in accordance with the provisions of Section
               5.2(b);                                            -------
               ------

          (iii) Evidence in the form reasonably satisfactory to the Shareholder that the Purchaser has paid Two Hundred Fifty Thousand Dollars ($250,000) to Finity in accordance with the provisions of Section 5.2(c);

          (iv) All duly executed consents, authorizations, orders or approvals of any public body or authority or third party which are required for the consummation of the transactions contemplated by this Agreement; and

          (v) An opinion of Frost Brown Todd LLC, dated the date of the Closing in the form of Annex I;
                              --------

          (vi) A Guaranty Agreement (the "Guaranty Agreement") between Convergence International Corporation and Finity Holding, Inc., in the form attached hereto as Annex A.
                                              --------

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF THE
                          COMPANIES AND THE SHAREHOLDER

The Shareholder hereby represent and warrant to the Purchaser as follows:

     3.1 Organizational Matters. The Shareholder, Finity and Fi-Scrip are
         ----------------------
corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, the State of Texas and the State of Nevada, respectively. The Companies are not, and never have been, required to be qualified as a foreign corporation in any state. The Shares of Finity and Fi-Scrip are the sole assets of the Shareholder.

     3.2 Authority. The Companies have all requisite corporate power and
         ---------
authority to own, lease and operate their properties and to carry on the Business as now being conducted by the Companies. The Shareholder has the capacity (a) to enter into this Agree-ment; (b) to perform its obligations hereunder; and (c) to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

     3.3 Title. The Shareholder owns, and has good and marketable title to, the
         -----
Shares. The transfer of the Shares to the Purchaser at the Closing will pass good and marketable title to the Shares to the Purchaser, free and clear of all claims, liens, charges, options, security interests and other encumbrances of any kind or nature. The Shares constitute all of the Companies' issued and outstanding shares of capital stock. Except for the Convertible Notes, there are no agreements, obligations, promises or undertakings relating to the issuance, sale or transfer of any equity securities or other securities of the Companies.

     3.4 No Claims. The Shares represent the Shareholder's entire equity
         ---------
interest in the Companies. There are no amounts owed to the Shareholder by the Companies including, without limitation, any indebtedness, accrued or unpaid wages, bonuses or benefits. 3.5 Noncontravention. Neither the Shareholder's execution, delivery and performance of this Agreement, nor the consummation by the Shareholder of the transactions contemplated hereby, nor compliance by the Shareholder with any of the provisions hereof will:

     (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of the Companies;

     (b) cause a default, or give rise to any right of termination, cancellation, or acceleration, under any of the terms of any note, bond, lease, mortgage, indenture, license, warranty or other instrument or agreement to which either the Companies or the Shareholder is a party, or by which the Companies or the Shareholder or any of their respective assets is or may be bound or benefited; or

     (c) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to the Companies or the Shareholder or any of their respective assets.

         No consent or approval by, or any notification of or filing with, any public body or authority or any other third party is required in connection with the Shareholder's execution, delivery and performance of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

         3.6      Financial Statements.
                  --------------------

                  (a) Schedule 3.6 attached hereto contains true and complete copies of the unaudited balance sheet, the unaudited statement of income and notes related thereto (collectively, the "Financial Statements") of the Companies dated December 31, 2000, December 31, 1999 and December 31, 1998.

                  (b) Except as otherwise noted in the Financial Statements, the Financial Statements present fairly the financial position of the Companies and the results of their respective operations as of the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

                  (c) The Shareholder has furnished the Purchaser an unaudited balance sheet and income statement (the "Unaudited Statements") for each of the Companies for the period ending March 31, 2001, and notes related thereto. The Companies prepared the Unaudited Statements in a manner consistent with prior periods and the Unaudited Statements present fairly the financial position of each of the Companies and the results of each of their operations as of the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

         3.7      Tax Matters.
                  -----------
                  (a) For the purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority upon or payable by the Companies.

                  (b) The Companies have filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by the Companies within the time and in the manner prescribed by law and all such Returns are true and complete in all material respects.

                  (c) The Companies have paid all Taxes associated with the Business that are due and payable prior to the Closing within the time and in the manner prescribed by law. The Companies have accrued for all Taxes associated with the Business that are due and payable after the Closing.

                  (d) The Companies have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has withheld from employee wages, and has paid to the proper governmental authorities all amounts required to be so withheld and paid under all applicable laws within the time and in the manner prescribed by law.

         3.8 Litigation. Except as set forth on Schedule 3.8, (a) there are no audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the Shareholder's knowledge, threatened against the Companies, whether at law or in equity, whether civil or criminal in nature and whether before or by any Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality and (b) to the Shareholder's knowledge, no basis exists therefor. Except as set forth on Schedule 3.8, there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Companies. The Companies have made available to the Purchaser all documents and correspondence relating to matters referred to in Schedule 3.8.

         3.9 No Material Undisclosed Liabilities. The Companies have no liabilities (including but not limited to liabilities under any Environment, Health and Safety Laws, as defined in Section 3.10) whether currently due, accrued, contingent or otherwise, other than the following:

          (a) liabilities reflected or reserved against in the Financial Statements;

          (b) liabilities incurred in the ordinary course of business since December 31, 2000; and

          (c)  liabilities set forth on Schedule 3.9.
                                        ------------

         3.10 Compliance; Governmental Authorization. The Companies have complied in all material respects with all, and have no liability with respect to any violation of any, Federal, state, local and foreign laws, ordinances, regulations and orders applicable to either the Companies or the Business including, all laws, ordinances, regulations and orders relating to public health and safety, workers health and safety pollution or protection of the environment or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control or cleanup of any hazardous material, substances or wastes, pollutants or noise ("Environment, Health and Safety Laws"). The Companies have all governmental licenses and permits necessary to conduct the Business as presently conducted including, but not limited to, those required by Environment, Health and Safety Laws. The Companies' licenses and permits are in full force and effect. No violations are outstanding or uncured with respect to any of the Companies' licenses or permits and no proceeding is pending or threatened to revoke or limit any of them.

     3.11 Brokers. Neither the Companies nor the Shareholder have employed any
          -------
broker or finder in connection with the transactions contemplated by this Agreement.

     3.12 Employee Benefit Plans.
          ----------------------

                  (a) For purposes of this Section 3.12, the term "em-ployee benefit plan(s)" shall have the meaning ascribed to it in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated there-under, and the term "employee pension benefit plan(s)" shall have the meaning ascribed to it in Section 3(2) of ERISA.

                  (b) Schedule 3.12 sets forth a complete list of all employee benefit plans, policies and practices (whether or not sub-ject to ERISA) applicable to employees of the Companies, includ- ing, without limitation, plans, funds or programs providing medi-cal, surgical or hospital care or benefits; benefits in the event of sickness, accident, disability, death or unemployment; vaca-tion benefits; apprenticeship or other training programs; day care centers; scholarship funds; prepaid legal services; benefits described in
Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; severance pay arrange-ments; and supplemental retirement income payments which take into account increases in the cost of living. Each employee benefit plan, policy or practice which is funded through a policy of insur-ance is indicated by the word "insured" placed by the listing of the plan on Schedule 3.12.

                  (c) True and complete copies of all (i) employee bene-fit plans and related trust agreements; (ii) policies and prac-tices; (iii) summary plan descriptions; (iv) alloca-tion or actuarial reports prepared for each employee pension ben-efit plan for the most recent three years; (v) insurance policies; and (vi) communications in the last three years to or from the Internal Revenue Service (the "IRS") (including the last three Form 5500s filed with the IRS and the most recent determi-nation letter received from the IRS), the Pension Benefit Guar-anty Corpo-ration (the

"PBGC") or the United States Department of Labor and other governmental filings with respect to the employee benefit plans have been delivered by the Companies to Purchaser.

                  (d) Except as specifically provided in the documents described in this Section 3.12 and delivered to Purchaser, or as otherwise described on
Schedule 3.12, there are no amendments, modifications, extensions, changes in benefits or benefit struc-tures, or other alterations which are currently in effect or which the Shareholder or the Companies have undertaken to become effective in the future, or which the Shareholder has knowledge of, to any of the employee benefit plans, policies or practices.

                  (e) Each of the Companies' employee benefit plans has been executed, managed and administered in material compliance with the applicable provisions of ERISA, the Code, and the regulations pro-mulgated thereunder, and all other applicable laws. The Share-holder has no knowledge of any fact which would adversely affect the qualified status of any of the employee benefit plans, or of any threatened or pending claim against any of the employee benefit plans or their fiduciaries by any participant, benefi-ciary or government agency.

                  (f) The Shareholder and the Companies have fully com-plied with the notice and continuation requirements of Sections 601 through 608 of ERISA and the regulations thereunder, the health plan portability and other requirements of Sections 701 through 707 of ERISA and the regulations thereunder, and all other provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to the Companies' respective employee benefit plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the employee benefit plans have been maintained in material compliance with Sec-tion 107 of ERISA. Neither the Shareholder, the Companies nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Companies' employee benefit plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

                  (g) The Shareholder and the Companies have not, with respect to any of the employee benefit plans, nor has any admin-istrator of any of the employee benefit plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject the Shareholder, the Companies, any of the employee benefit plans, any administrator or trustee or any party dealing with any of the employee benefit plans or any such trusts, to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

                  (h) All employee pension benefit plans maintained by or covering employees of the Companies which are intended to be quali-fied under
Section 401(a) or 403(a) of the Code, and the related trusts which are intended to be exempt under Section 501(a) of the Code, are, and have been since adoption, so quali-fied, and are identified on Schedule 3.12 as "qualified plans," and the date of the most recent determination letter from the IRS confirming the qualification of each such plan is set out on Schedule 3.12.

                  (i) Except as set forth on Schedule 3.12, none of the employee pension benefit plans nor any of the related trusts has been terminated. The Companies do not currently, and have never, maintained or participated in a defined benefit or money purchase plan.

                  (j) None of the employee pension benefit plans is, and the Companies have never contributed to, a "multiemployer plan," as that term is defined in Section 3(37) of ERISA (as particularly amended by The Multiemployer Pension Plan Amendments Act of 1980).

                  (k) The Companies have provided to Purchaser the informa-tion reasonably necessary to determine the accounting treatment which may be accorded any of the Companies' retiree welfare bene-fits currently in force at the Companies under Financial Account-ing Standards Board guidelines.

                   (l) Any trust or fund maintained by or contributed to by the Companies or their employees to fund an employee benefit plan (other than an employee pension benefit plan) is qualified as an exempt organization under
Section 501(c)(9) of the Code and the regulations thereunder as a Voluntary Employee's Benefit Associa-tion (a "VEBA"). Any "welfare benefit fund" within the meaning of Section 419(a) of the Code (including, but not limited to, any VEBA), provided by or pursuant to a plan of the Company has been maintained in accordance with Section 419 of the Code and no con-tributions have been made to such a fund in excess of the "quali-fied costs" of the benefits provided for a taxable year (within the meaning of Section 419(b) of the Code), except as set forth on Schedule 3.12.

                  (m) Neither of the Companies nor any related person (within the meaning of Code Section 9701(c)(2)) has any liability under Subtitle J of the Code (Coal Industry Health Benefits).

         3.13 Business in the Ordinary Course. Except as set forth on Schedule 3.13, since December 31, 2000, the Companies have conducted the Business in the ordinary course consistent with their past practices and specifically the Companies have not (a) declared or paid any dividends or made any distributions;
(b) changed or terminated any material contract or operating arrangements; (c) paid or accrued any bonuses or made any material change to compensation or wage rates of the Companies' employees; (d) entered into any transaction except in the ordinary course of business; (e) hired or fired any salaried employee; (f) entered into any material transaction; (g) experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property; or (h) incurred a loss as a result of an occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business.

         3.14     Environmental Matters.
                  ---------------------

     (a) As used in this Section 3.14, the term "Hazardous Material" shall mean any substance, chemical, contaminant, or waste (including, without limitation, asbestos, polychlorinated biphenyl's (PCBs), pesticides, and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant in any federal, state or local environmental, health or safety law, code or ordinance, now existing or hereafter in effect, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.ss.9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C.ss.ss.1251 et seq., the Clean Air Act, 42 U.S.C.ss.ss.7401 et seq., and all other similar federal, state, and local laws, statutes, and ordinances (collectively defined as "Environmental Laws").

     (b) The Companies have duly complied with, and the Business is in full compliance with, the provisions of all Environmental Laws. The Companies have been issued, will maintain, and will be in compliance with until the Closing, all federal, state and local permits, licenses, certificates and approvals required, pursuant to any Environmental Laws, for the operation of the Business. A true, accurate and complete list of all such permits, licenses, certificates and approvals is set forth on Schedule 3.14.

     (c) The Companies have not received notice of, and does not know of or suspect, any fact(s) (i) which might constitute violations of any Environmental Laws, or (ii) which indicate that there exists any liability or corrective or remedial obligation arising under any Environmental

Laws associated with the operation of the Business or with any of the real property currently or formerly occupied by the Companies. The Companies have not received and do not know of any complaint, order, directive, claim, citation, notice of violation, or notice of potential liability from any governmental authority or any other Person with respect to any environmental, health or safety matters affecting the Companies, the Business, or any of the Companies' assets.

                  (d) Except in compliance with Environmental Laws, there has been no emission, spill, release, disposal, discharge or threatened release of any Hazardous Material into or upon the air, soils, water, improvements, or sewer, septic system, or waste treatment, storage or disposal system, at, under or from any real property currently or formerly occupied by the Companies.

                  (e) The Shareholder and the Companies have provided the Purchaser with all information in their possession concerning any environmental conditions relating to the operation of the Business or the real property occupied by the Companies.

     3.15 Insurance. Attached to Schedule 3.15 are (i) certificates of insurance for all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by or on behalf of the Companies on its assets or personnel; and (ii) true and complete copies of the most recent inspection reports, if any, received form insurance underwriters or others as to the condition of the assets of the Companies. The Companies are not in default with respect to any of the provisions contained in any such insurance policy. The Companies have not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

     3.16 Intellectual Property. The Companies own or possess sufficient legal rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, proprietary rights and processes and other intellectual property used by the Companies or necessary for the

Companies to conduct their Business as now conducted and as proposed to be conducted (collectively, "Intellectual Property"), without any conflict with, or infringement of the rights of, others. Schedule 3.16 contains a complete list of all patents, trademarks, service marks, and other Intellectual Property (and any pending applications therefor) used by the Companies. Except for agreements with their own employees or consultants and standard end-user license agreements, (a) there are no outstanding options, licenses or agreements of any kind relating to the foregoing and (b) the Companies are not bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, and proprietary rights and processes of any other individual, corporation, limited liability company, partnership, trust, unincorporated organization or any other form of business organization or any government agency, authority or political subdivision ("Entity"). The Companies have not received any communications alleging that the Companies have violated, or by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, or other proprietary rights or processes of any other Entity.

         3.17 Labor Relations. Except as set forth on Schedule 3.17, (a) the Companies are not a party to, or negotiating, and have no obligations under, any agreement, collective bargaining or other-wise, with any party relating to the compensation or working condi-tions of any of the Companies' employees; (b) the Companies are not obligated under any agreement to recognize or bargain with any labor organization or union on behalf of their employees; (c) the Shareholder knows, or has any reasonable grounds to know, of any union organizational or representational activi-ties underway among any of the Companies' employees; and
(d) the Companies have not been charged or threatened with a charge of any unfair labor prac-tice. There are no existing or threatened labor strikes, slow-downs, disputes, grievances or disturbances affect-ing or which might affect operations at, or deliveries from or into, any facil-ity of the Companies. No work stoppage against the Companies or their business is pending or threatened, and no such work stoppage has ever occurred.

         The Companies have not committed any act or failed to take any required action with respect to any of their employees which have resulted or which may result in a material violation of ERISA (as that term is defined in Section 3.12 above), or similar legisla-tion as it affects any employee benefit or welfare plan of the Companies; the Immigration Reform and Control Act of 1986; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Occupational Safety and Health Act; Executive Order 11246; the Fair Labor Standards Act; the Rehabilitation Act of 1973; and all regulations under such Acts, and all other fed-eral, state and local laws, regulations and executive orders relat-ing to the employment of labor, including any provisions thereof relating to wages, hours, col-lective bargaining, the payment of Social Security and similar taxes, unemployment and workmens' comp-ensation laws, any labor relations laws, or any governmental regu-lations promulgated thereunder, as the same affect relationships or obligations of the Companies with respect to any of the Companies' employees, and which will or reasonably could result in any mate-rial liability, penalty, fine or the like being imposed upon either Company. The Companies are not liable for any arrearage of wages or taxes or pen-alties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instru-mentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or threatened.

     3.18 Corporate Records and Designations. Schedule 3.18 sets forth (a) a
          ----------------------------------  -------------
list of all banks with which the Companies have an account, deposits, certificate of deposit, or a safe deposit box along with identifying numbers and the names of all persons authorized to draw thereon or have access thereto; (b) the names of all persons having powers of attorney from the Companies and a summary statement of the terms thereof; (c) the names and job descriptions of all the Companies' employees, together with a statement of the full amount paid or payable to each such person in respect of such year, a summary of the basis on which each such person is compensated if the basis is other than a fixed salary rate, and any changes in any of the foregoing since December 31, 2000. No person is employed by the Companies other than at the will of the Companies for an indefinite period of time, and at the option of either the Companies or the employee, such employee's employment with the Companies may be terminated with or without cause, and with or without notice, at any time.

         3.19     Contracts.
                  ---------

                  (a) Except as set forth on Schedule 3.19, the Companies are not a party to or bound by, and neither its business nor assets are bound or affected by, any written or oral contact, agreement, lease or commitment of any kind whatsoever.

                  (b) Each of the Companies has performed all obligations required to be performed by it to date under all contracts and commitments to which it is a party, and the Shareholder does not know, or have any reasonable grounds to know, that any other party is in default (or would be in default on the giving of notice or the lapse of time or both) under any contract or commitment to which either of the Companies is a party.

                  (c) True and complete copies of all contracts and commitments to which the Companies are a party or which are listed on Schedule 3.19 or which are otherwise referred to in this Agreement, including any Schedule or Annex hereto, have been delivered to Purchaser or made available for Purchaser's inspection and there are no amendments to or modifications of, or significant agreements of the parties relating to, any such contract, agreement or commitment which have not been disclosed to Purchaser and each such contract, agreement or commitment is valid and binding on the parties thereto in accordance with its respective terms. Schedule 3.19 includes a true and complete description of the terms of any unwritten contract or commitment to which the Companies are a party or by which either of the Companies is bound.

                  (d) The prices which the Companies shall receive or pay under all outstanding contracts, agreements and commitments with its customers, suppliers and others have been determined in accordance with the Companies established pricing principles.

         3.20     [Intentionally Omitted].

         3.21 Real Property. Except as set forth on Schedule 3.21, the Companies do not own, and never have owned, any real property. Except as set forth on
Schedule 3.21, the Companies do not lease or otherwise use or operate any real property and have never leased, used, operated or had any other interest in any real property. Each of the Companies has good and transferable leasehold interests in all tangible personal property shown on Schedule 3.21 as currently leased by it, in each case under valid leases enforceable against the lessors thereunder, and each of the Companies enjoys quiet possession of all of its personal property leaseholds.

         3.22 Personal Property. Except as set forth on Schedule 3.22, the Companies own good and marketable title to all of the tangible personal property used by the Companies in their operation of the Business, free and clear of all claims, liens, security interests and other encumbrances of any kind or nature; and is valued on the Companies' books in accordance with generally accepted accounting principles.

         3.23 Subsidiaries. The Companies do not own or control, and never have owned or controlled, directly or indirectly, any capital stock of any other corporation or any other interest in any other entity.

         3.24 Condition of Assets. The tangible real and personal property, including, without limitation, plants, buildings, structures, equipment, machinery and vehicles owned or leased by the Companies or used or employed by them in their business are (a) sufficient and adequate to carry on their business as presently conducted; (b) in good condition and repair (ordinary wear and tear excepted); and (c) in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary course of business.

         3.25 Disclosure. Article 3 of this Agreement, including the Schedules attached hereto, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Shareholder as follows:

     4.1 Organizational Matters. The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the state of Nevada.

     4.2 Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

     4.3 Noncontravention. Neither the Purchaser's execution, delivery and performance of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof will:

     (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of the Purchaser;

     (b) cause a default, or give rise to any right of termination, cancellation, or acceleration, under any of the terms of any note, bond, lease, mortgage, indenture, license, warranty or other instrument or agreement to which the Purchaser is a party, or by which the Purchaser or any of their respective assets is or may be bound or benefited; or

     (c) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to the Purchaser or any of their respective assets.

     No consent or approval by, or any notification of or filing with, any public body or authority or any other third party is required in connection with the Purchaser's execution, delivery and performance of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

     4.4 Litigation. Except as set forth on Schedule 4.4, (a) there are no audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the Purchaser's knowledge, threatened against the Purchaser, whether at law or in equity, whether civil or criminal in nature and whether before or by any Federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality and (b) to the Purchaser's knowledge, no basis exists therefor. Except as set forth on Schedule 4.4, there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Purchaser. The Purchaser has made available to the Shareholder all documents and correspondence relating to matters referred to in Schedule 4.4.

     4.5 No Material Undisclosed Liabilities. The Purchaser has no liabilities (including but not limited to liabilities under any Environment, Health and Safety Laws as defined in Section 3.10) whether currently due, accrued, contingent or otherwise, other than the following:

     (a)  liabilities reflected or reserved against in the Financial Statements;

     (b) liabilities incurred in the ordinary course of business since December 31, 2000; and

     (c)  liabilities set forth on Schedule 4.5.
                                   ------------

                                    ARTICLE 5

                                  MISCELLANEOUS

         5.1      Indemnification and Offset Rights.
                  ---------------------------------

     (a) Each party to this Agreement shall defend, indem-nify, and hold harmless the other party from and against any misrepresentation or breach of warranty or any default in the due observance of any covenant or agreement in connection herewith and any and all actions, suits, proceedings, claims, demands, assess-ments, losses, liabilities, damages, deficiencies, judgments, penalties, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") incident to any such misrepresentation, breach or default.

     (b) The Shareholder shall indemnify the Purchaser for any material liabilities not disclosed in the Financial Statements which arise out of the Companies' operations prior to the Closing.

     (c) The Purchaser shall have the right to offset any amounts arising from any misrepresentation or breach of warranty or any default in the due observance of any covenant or agreement by the Shareholder from the amounts due to the Shareholder pursuant to this Agreement and the Note. The Purchaser may only exercise such right of offset in respect of claims relating to Losses actually incurred by the Purchaser (in which case the amount of such offset shall be the amount of such actual Loss) or claims actually asserted by a third party (in which case the amount of the offset shall not exceed the Purchaser's good faith estimate of the amount of indemnifiable Losses that will ultimately be payable to the Purchaser in respect of such claims). If any such claims for indemnity are resolved in favor of the Shareholder by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to the Purchaser in respect of such claim, the Purchaser shall pay the Shareholder the excess amount withheld with respect to such claim, together with interest thereon for the period such amount has been withheld at a rate of 8% per annum.

         5.2      Special Covenants of Purchaser.
                  ------------------------------

     (a) For the period beginning as of the Closing and ending on October 1, 2001, Purchaser covenants that in the event the Companies' current ordinary and necessary business expenses exceed operating revenue on an aggregate basis, the Purchaser will loan the Companies funds, evidenced by a promissory note from the respective Companies to the Purchaser, in an amount equal to the difference between the Companies' current ordinary and necessary business expenses and operating revenue.

     (b) At Closing, Purchaser shall contribute capital to the Companies in the aggregate amount of One Million Dollars ($1,000,000) in immediately available funds to be used to pay the trade payables as set forth on Schedule 5.2(b).

     (c) Purchaser shall contribute capital to Finity in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds to be used to pay PaySys pursuant to the Software License Agreement dated ________ __, 2001 between Finity and PaySys.

     5.3 Remedies. The Shares are of unique and extraordinary value. Breach of this Agreement by the Shareholder would cause the Purchaser irreparable harm. Upon any breach or threatened breach of this Agreement by the Shareholder, the Purchaser shall have all remedies available to it for such breach or threatened breach, including, but not limited to, the equitable remedy of specific performance.

     5.4 Further Assurances. From time to time and without further consideration, each party shall execute and deliver such further instruments of conveyance, assignment and transfer, and take such other actions as the other party may reasonably request in order to more fully implement the terms and conditions of this Agreement.

     5.5 Entire Agreement. This Agreement, together with the documents and instruments referenced herein and being contemporaneously executed herewith, constitute the entire agreement and understanding of the parties in respect of the trans-actions contemplated hereby and may be amended or modified only in writing signed by the parties hereto.

     5.6 Public Announcements. All notices to third parties and other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Purchaser and the Shareholder and no party shall act unilaterally in this regard without the prior written approval of the other party and such approval shall not be unreasonably withheld except in the event a party is required to do so by law or by applicable regulations or policies of any governmental or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other party is not practicable.

     5.7 Notices. Any notices or communications hereunder shall be written and deemed to be duly given if delivered in person, by overnight courier, or other similar means at the following addresses:

                  (a)      If to the Purchaser:
                           Rationale, Inc.
                           5552 Franklin Pike, Suite 100
                           Nashville, Tennessee 37220
                           Attn: Stephen M. Puryear

                           With a copy to:

                           Frost Brown Todd LLC
                           424 Church Street, Suite 1600
                           Nashville, Tennessee 37219-2308
                           Attn: John Lewis

                  (b)      If to the Shareholder:

                           Finity Holdings Inc.
                           1157 North Fifth Street
                           Abilene, Texas  79601
                           Attn: Olan Beard

                           With a copy to:

                           Squires, Sanders and Dempsey
                           1300 Huntington Center
                           41 South High Street
                           Columbus, Ohio 43215
                           Attn: Fred Summers

     5.8 Headings. The Article and Section headings in this Agree-ment are for
         --------
convenient reference only and shall not affect the construction hereof.

     5.9 Annexes and Schedules. The Annexes and Schedules to this Agreement are
         ---------------------
incorporated herein by reference and expressly made a part hereof.

     5.10 Successors and Assigns. This Agreement shall be binding upon, inure to
          ----------------------
the benefit of, and be enforceable by, the parties hereto and their respective successors. This Agreement may not be assigned by either party without consent of the other party, except that the Purchaser may freely assign its rights and obligations to any affiliate of Purchaser.

     5.11 Severability. The invalidity or unenforceability of any term of this
          ------------
Agreement shall not affect the validity or en-forceability of any of the remaining terms or provisions hereof.

     5.12 Survival. The representations and warranties of the parties herein
          --------
shall survive the Closing of the purchase and sale of the Shares for thirty-six
(36) months, except (a) as to matters as to which the Purchaser has made a claim for indemnification on or prior to such expiration of the representations and warranties, and (b) with respect to any claim for Losses pertaining to a misrepresentation or a breach of representation or warranty under Section 3.3,
3.7 or 3.12 or any other Section of Article 3 of this Agreement relating to Taxes. The obligation to indemnify referred to in:

                  (i) the preceding clause shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied; and

                  (ii) the preceding clause shall terminate 180 days after the expiration of the relevant federal, state or local statute of limitations (taking into account any extensions or waivers thereof), except as to matters as to which the Purchaser has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

         5.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one and the same instrument.

     5.14 Knowledge. "Knowledge" or "Shareholder's Knowledge" (whether or not capitalized) and all other references to matters which are known by the Shareholder, refers to matters that are known, or should have been known, by the Shareholder or matter which a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     5.15 Material. "Material" or "Materially" (whether or not capitalized) includes any matter which might reasonably be expected to influence the Purchaser's decision to consummate the transaction contemplated in this Agreement on the terms and conditions herein.

     5.16 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the application of its conflict of laws principles.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of June 1, 2001 but actually on the dates set forth below.

                                    RATIONALE, INC.

                                    By: /s/ Stephen Puryear

                                    Title: President

                                    Date:  June 1, 2001


                                    FINITY HOLDINGS INC.

                                    By: /s/ Olan Beard

                                    Title: President

                                    Date: June 1, 2001